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                                    Exhibit 5

                                October 31, 2001

TECO Energy, Inc.
702 North Franklin Street
Tampa, FL  33602

Ladies and Gentlemen:

      We have acted as counsel for TECO Energy, Inc., a Florida corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about October 31, 2001 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $30,000,000 of unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the TECO Energy Group Deferred Compensation Plan (the "Plan"). In such capacity, we have examined the Articles of Incorporation and Bylaws of the Company, the Plan, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

      Based upon the foregoing, we are of the opinion that when issued in accordance with the provisions of the Plan, the deferred compensation obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                          Very truly yours,

                                          /s/ Palmer & Dodge LLP

                                          Palmer & Dodge LLP